Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYNCHRONY FINANCIAL

SYNCHRONY FINANCIAL, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the corporation is SYNCHRONY FINANCIAL. The name under which the corporation was originally incorporated was GESF-E Inc. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 12, 2003.

2. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation as heretofore amended, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

3. The certificate of incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is “SYNCHRONY FINANCIAL” (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

(A) Classes of Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 4,300,000,000 shares, which shall be divided into two classes of stock designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is 4,000,000,000 shares, par value $0.001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 300,000,000 shares, par value $0.001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of either the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(B) Common Stock. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Common Stock, are as follows:

1. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by such rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting.

(a) General. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. On each matter on which they are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such stockholders, except as otherwise provided in section (B)(2)(b) of this Article IV.

(b) Voting Restriction.

(i) Definitions. For purposes of this section (B)(2)(b), the following definitions shall apply:

(aa) “Affiliate” shall mean any person who is either (x) an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time
(“Rule 12b-2”), or (y) an “affiliate” as defined in section 238.2(a) of title 12 of the Code of Federal Regulations, as amended from time to time.

(bb) “Associate” shall have the meaning ascribed thereto in Rule 12b-2.

(cc) “Acting in Concert” shall have the meaning ascribed thereto in section 238.31(b)(2) of title 12 of the Code of Federal Regulations, as amended from time to time.

(dd) A person shall be a “beneficial owner” of, and shall be deemed to “beneficially own,” shares of Voting Stock: (x) which such person or any of its Affiliates or Associates, individually or Acting in Concert with any other person, beneficially owns, directly or indirectly; (y) which such person or any of its Affiliates or Associates, individually or Acting in Concert with any other person, has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (z) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates, individually or Acting in Concert with any other person, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares of Voting Stock. Notwithstanding the foregoing: (x) no director, officer or employee of the Corporation or of any Subsidiary thereof (nor any Affiliate or Associate of any such director, officer or employee) shall, solely by reason of his or her capacity as such or solely by reason of any action taken by such director, officer or employee in such capacity, be deemed, for any purpose hereof, to be the beneficial owner of any Voting Stock beneficially owned by any other director, officer or employee of the Corporation or of any Subsidiary thereof (or any Affiliate or Associate thereof); and (y) in the case of any employee stock ownership or similar employee benefit plan of the Corporation or of any Subsidiary thereof, no such plan nor any trustee or any member of an administrative committee of such plan or other representative with respect thereto (nor any Affiliate or Associate of such trustee, member or other representative), solely by reason of such capacity of such trustee, member or other representative, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

(ee) “Excess Shares” shall mean shares of Voting Stock beneficially owned by a person (other than an Exempt Person) in excess of the Voting Threshold of the total number of outstanding shares of Voting Stock (or, in the case of the calculations contemplated by clauses (x) and (y) of section B(2)(b)(i)(jj) of this Article IV, in excess of the Voting Threshold of the total number of Initial Reduced Stock Outstanding, and in excess of the Voting Threshold of the total number of Further Reduced Stock Outstanding, respectively), as of any record date for the determination of stockholders entitled to vote in the election of directors or on any other matter.

(ff) “Excess Stockholder” shall mean any person (other than an Exempt Person) that beneficially owns Excess Shares, determined, unless otherwise provided herein, without giving effect to the limitation on voting power set forth in section (B)(2)(b)(ii) of this Article IV.

(gg) “Exempt Person” shall mean (x) GE (as such term is defined in Article XV) and its Affiliates and Subsidiaries, (y) a defined benefit or defined contribution employee benefit plan such as an employees’ stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the United States Internal Revenue Code of 1986, as amended (the “Code”), in any such case of an Exempt Person defined in clause (x) or (z) hereof, and (z) the Corporation and any Affiliate or Subsidiary thereof.

(hh) “Initial Public Offering” shall mean the sale of shares of Voting Stock to the public pursuant to the Corporation’s first effective registration statement of such Voting Stock filed under the Securities Act of 1933, as amended.

(ii) “person” shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, any other entity, or a syndicate or any group having any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock.

(jj) “Reduced Stock Outstanding” shall mean the total number of outstanding shares of Voting Stock (x) minus the total number of Excess Shares beneficially owned by any and all Excess Stockholders (the “Initial Reduced Stock Outstanding”), and, (y) if any additional Excess Shares would be identified as a consequence of the application of the calculation in section (B)(2)(b)(ii) of this Article IV using Initial Reduced Stock Outstanding therein, (i) minus the total number of shares of Voting Stock that would be Excess Shares (including, for the avoidance of doubt, any such Excess Shares beneficially owned by any Excess Stockholder) if the total number of outstanding shares of Voting Stock equaled the Initial Reduced Stock Outstanding (the “Further Reduced Stock Outstanding”), and (ii) further reduced iteratively, in the same manner described in the preceding clause (y)(i), in each subsequent iteration, assuming that the total number of outstanding shares of Voting Stock equaled the immediately prior iteration’s Further Reduced Stock Outstanding until such iteration in which no potential Excess Shares are identified.

(kk) “Split-off” shall mean the first time that both (x) GE will be obligated to accept shares of GE common stock tendered by GE stockholders in exchange for Common Stock in an exchange offer by GE, or in the first of a series of exchange offers by GE, intended to qualify as a distribution of shares of Common Stock that is tax-free under Section 355 of the Code (the “Exchange Offer”), and (y) GE stockholders will have no right to withdraw any shares of GE common stock tendered in the Exchange Offer.

(ll) “Subsidiary” shall have the meaning ascribed thereto in section 238.2(p) of title 12 of the Code of Federal Regulations, as amended from time to time.

(mm) “Voting Stock” shall mean the capital stock of the Corporation entitled to vote generally in the election of directors.

(nn) “Voting Threshold” shall mean 4.99%.

(ii) Restriction. Notwithstanding any other provision of this Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), from and after the date of the Initial Public Offering until the earlier of (aa) such time as is immediately prior to the Split-off and (bb) the Deregistration (as such term is defined in Article XV), each record holder of shares of Voting Stock beneficially owned by any Excess Stockholder and/or by one or more beneficial owners of shares of Voting Stock that would be Excess Stockholders after giving effect to the calculation of Reduced Stock Outstanding set forth in section (B)(2)(b)(i)(jj) of this Article IV (each, a “Potential Excess Stockholder”) shall, until such time as such Excess Stockholder or such Potential Excess Stockholder, as applicable, ceases to be an Excess Stockholder or a Potential Excess Stockholder, as applicable, be entitled to vote such number of the shares of Voting Stock both owned of record by such record holder and beneficially owned by such Excess Stockholder or by such Potential Excess Stockholder (the “Record Holder Stock”), as applicable, having a number of votes equal to the product of (x) a fraction, the numerator of which is the number of shares of Record Holder Stock and the denominator of which is the total number of shares of Voting Stock beneficially owned by such Excess Stockholder or by such Potential Excess Stockholder, as applicable, multiplied by (y) the product of the Voting Threshold multiplied by the Reduced Stock Outstanding. If shares of Voting Stock have purportedly been voted in contravention of the foregoing sentence by an Excess Stockholder, a Potential Excess Stockholder, or the record holder(s) of shares of Voting Stock beneficially owned by any Excess Stockholder or by any Potential Excess Stockholder, then the Corporation shall, and any inspector of election shall be directed to, disregard such shares purportedly so voted.

(iii) Factual Determinations.

(aa) The Board shall have the power to construe and apply the provisions of this section (B)(2)(b) and to make all determinations necessary or desirable to implement such provisions, including but not limited to, matters with respect to (u) the number of shares of Voting Stock beneficially owned or owned of record by any person, (v)

whether any shares of Voting Stock are Excess Shares, (w) whether a person is an Affiliate or Associate of another person, (x) whether a person has an agreement, arrangement or understanding, or is Acting in Concert, with another person as to the matters referred to in the definition of “beneficial owner”, (y) the application or interpretation of any other definition or operative provision of this section (B)(2)(b) to the facts or (z) any other matter relating to the applicability or effect of this section (B)(2)(b).

(bb) The Corporation shall have the right to demand that any person who after reasonable inquiry is believed to be an Excess Stockholder or a Potential Excess Stockholder (or who holds of record shares of Voting Stock that are beneficially owned by any person that the Board believes is or may be an Excess Stockholder or a Potential Excess Stockholder) supply the Corporation with complete information as to (x) the record holder(s) of all shares of Voting Stock beneficially owned by such person who is so believed to be an Excess Stockholder or a Potential Excess Stockholder, including, without limitation, whether there is any other person with whom such person is Acting in Concert and the identity of any such other person, (y) the number of, and class or series of, shares of Voting Stock (i) beneficially owned by such person who is believed to be an Excess Stockholder or a Potential Excess Stockholder and (ii) held of record by each record holder of shares so beneficially owned by such person and (z) any other factual matter relating to the applicability or effect of this section (B)(2)(b), as may be requested by the Corporation. Each such person shall furnish the information requested in the foregoing demand within ten (10) business days after the receipt of such demand or, if earlier, by the date that is two (2) business days prior to the date of any stockholder vote.

(cc) Any determination made by the Board pursuant to this section (B)(2)(b) on the basis of such information as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders, including any Excess Stockholder, any Potential Excess Stockholder and any record holder of shares beneficially owned by any Excess Stockholder or by any Potential Excess Stockholder.

(iv) Quorum. From and after the date any person becomes an Excess Stockholder or a Potential Excess Stockholder until such time as each such person shall cease to be an Excess Stockholder or a Potential Excess Stockholder, as applicable, the number of shares of Voting Stock, present in person or represented by proxy, required to constitute a quorum at a meeting of stockholders shall be reduced by the difference between (aa) the number of votes entitled to be cast by record holder(s) of shares of Voting Stock beneficially owned by any Excess Stockholder and by any Potential Excess Stockholder without giving effect to the limitation on voting power set forth in section (B)(2)(b)(ii) of this Article IV, and (bb) the number of votes entitled to be cast by record holder(s) of shares of Voting Stock beneficially owned by any Excess Stockholder and by any Potential Excess Stockholder after giving effect to the limitation on voting power set forth in section (B)(2)(b)(ii) of this Article IV.

(v) Fiduciary Obligations. Nothing contained in this section (B)(2)(b) shall be construed to relieve any Excess Stockholder or Potential Excess Stockholder from any fiduciary obligation imposed by law.

3. Dividends. Subject to the rights of the holders of any series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4. Liquidation. Subject to the rights of the holders of any series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this section (B)(4), shall not be deemed to be occasioned by, or to include, any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

(C) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation pursuant to the DGCL (a “Preferred Stock Designation”), setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, if any, of the shares of each such series. The powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1. the designation of the series, which may be by distinguishing name, number, letter or title;

2. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3. the rights in respect of any dividends (or methods of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid, the amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of such series in respect of dividends, whether such dividends, if any, shall be cumulative or noncumulative and the date or dates upon which such dividends shall be payable;

4. the redemption rights and price or prices, if any, for shares of the series, the form of payment of such price or prices (which may be cash, property or rights,

including securities of the Corporation or another corporation or entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

5. the amounts payable out of the assets of the Corporation on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

6. whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

7. any restrictions on the issuance of shares of the same series or any other class or series;

8. the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

9. any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

MANAGEMENT

This Article V is inserted for the management of the business and for the conduct of the affairs of the Corporation.

(A) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

(B) Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect additional directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board.

(C) Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term of one (1) year, ending on the date of the next annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, that the term of each such director shall continue until the election and qualification of his or her successor, subject to his or her earlier death, resignation, disqualification, or removal.

(D) Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, any newly created directorship that results from an increase in the number of directors, or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor.

(E) Removal. Subject to the rights of the holders of any series of Preferred Stock, any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority in voting power of the issued and outstanding stock entitled to vote thereon.

(F) Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

ARTICLE VI

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION OF DIRECTORS

(A) Limited Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(B) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in section (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

(C) Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D) Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

(F) Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(G) Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VIII

STOCKHOLDER ACTION

(A) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

(B) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only (1) by or at the direction of the Board, any committee thereof, the Chairman of the Board, or the Chief Executive Officer, (2) by the Secretary of the Corporation upon the written request of the holders of a majority of the shares of Common Stock issued and outstanding or (3) by the Secretary of the Corporation upon the written request of GE or any Affiliate of GE, provided that (a) GE or any such Affiliate of GE is a holder of Common Stock and (b) Deregistration shall not have occurred. Except as provided in the preceding sentence, special meetings of the stockholders of the Corporation may not be called by any person or persons.

(C) Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE IX

SECTION 203 OF THE DGCL

The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (A) Section 203 by its terms would, but for the provisions of this Article IX, apply to the Corporation; and (B) there occurs a transaction following consummation of which GE owns (as defined in Section 203) less than fifteen percent (15%) of the voting power of the outstanding shares of voting stock (as defined in Section 203) of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE X

SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (B) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Subject to applicable law, and subject to the rights of the holders of any series of Preferred Stock pursuant to any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.

ARTICLE XII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum, or by unanimous written consent. The Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or (D) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV

CORPORATE OPPORTUNITIES

(A) General. In recognition and anticipation (1) that the Corporation will not be a wholly owned subsidiary of GE and that GE will be a significant stockholder of the Corporation, (2) that directors, officers and/or employees of GE may serve as directors and/or officers of the Corporation, (3) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between GE and the Corporation, GE may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (4) that GE may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (5) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of GE, and the duties of any directors and/or officers of the Corporation who are also directors, officers and/or employees of GE, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and GE, on the other hand, the sections of this Article XIV shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to GE and the conduct of certain affairs of the Corporation as they may involve GE and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article XIV.

(B) Certain Agreements and Transactions Permitted. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with GE pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and GE, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to section (D) of this Article XIV, no such agreement, or the performance thereof by the Corporation or any Affiliated Company thereof, or GE, shall, to the fullest extent permitted by law, be considered contrary to (1) any fiduciary duty that GE may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of GE being a controlling or significant stockholder of the Corporation or of any Affiliated Company thereof or participating in the control of the Corporation or of any Affiliated Company thereof or (2) any fiduciary duty owed by any director and/or officer of the Corporation or any Affiliated Company thereof who is also a director, officer and/or employee of GE to the Corporation or such Affiliated Company, or to any stockholder thereof. Subject to section (D) of this Article XIV, to the fullest extent permitted by law, GE, as a stockholder of the Corporation or any Affiliated Company thereof, or as a participant in control of the Corporation or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director and/or officer of the Corporation who is also a director, officer and/or employee of GE shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of GE in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(C) Business Activities. Except as otherwise agreed in writing between the Corporation and GE, GE shall to the fullest extent permitted by law have no duty to refrain from (1) engaging in the same or similar activities or lines of business as the Corporation or (2) doing business with any client, customer or vendor of the Corporation, and (except as provided in section (D) of this Article XIV below) neither GE nor any officer, director and/or employee thereof shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of GE’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and GE, in the event that GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, GE shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if GE acts in a manner consistent with the following policy: if GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, such corporate opportunity shall belong to GE unless such opportunity was expressly offered to GE in its capacity as a stockholder of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, GE shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that GE acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

(D) Corporate Opportunities. (1) Except as otherwise agreed in writing between the Corporation and GE, in the event that a director and/or officer of the Corporation who is also a director, officer and/or employee of GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, such director and/or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director and/or officer acts in a manner consistent with the following policy:

(a) such a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director, officer and/or employee of GE shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to GE; and

(b) such a corporate opportunity offered to any person who is an officer of the Corporation and also is a director, officer and/or employee of GE shall belong to the Corporation unless such opportunity is expressly offered to such person solely in his or her capacity as a director, officer and/or employee of GE, in which case such opportunity shall belong to GE.

(2) Except as otherwise agreed in writing between the Corporation and GE, if a director and/or officer of the Corporation, who also serves as a director, officer and/or employee of GE, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE in any manner not addressed by sections (D)(1)(a) or (D)(1)(b) of this Article XIV, such director and/or officer shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of fiduciary duty as a director and/or officer of the Corporation by reason of the fact that GE pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.

(E) Certain Definitions. For purposes of this Article XIV, (1) “Affiliated Company” in respect of the Corporation shall mean any entity controlled by the Corporation, (2) “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation, but for sections (C) and (D) of this Article XIV, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its directors, officers and/or employees will be brought into conflict with that of the Corporation, and (3) “GE” shall mean General Electric Company and its Affiliates (other than the Corporation and any entity that is controlled by the Corporation).

ARTICLE XV

CERTAIN DEFINITIONS

Except as otherwise provided in this Certificate of Incorporation, the following definitions shall apply to the following terms as used in this Certificate of Incorporation:

(A) “Affiliate” shall mean (1) in respect of GE, any Person that, directly or indirectly, is controlled by GE, controls GE or is under common control with GE and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation); and (2) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(B) “Deregistration” shall mean the first time at which neither GE nor any subsidiary of GE, as a result of its relationship with the Corporation or any Affiliate of the Corporation, is a registered savings and loan holding company subject to regulation by the Board of Governors of the Federal Reserve System under section 10 of the Home Owners’ Loan Act (12 U.S.C.§ 1467a) and Regulation LL (12 C.F.R. Pt. 238), as amended from time to time.

(C) “GE” shall mean General Electric Company.

(D) “Person” shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed this 16th day of July, 2014.

SYNCHRONY FINANCIAL

By:	/s/ Jonathan Mothner
	Name:	Jonathan Mothner
	Title:	Executive Vice President, General Counsel & Secretary